Exhibit 99.1

FOR IMMEDIATE RELEASE
Redwood Trust, Inc.	CONTACT:	Harold Zagunis
Monday, February 27, 2006		(415) 389-7373
REDWOOD TRUST REPORTS FOURTH QUARTER 2005 RESULTS
MILL VALLEY, California — February 27, 2006 — Redwood Trust, Inc. (NYSE: RWT) today reported GAAP earnings of $42 million ($1.68 per share) for the fourth quarter of 2005 and $200 million ($7.96 per share) for the year ended December 31, 2005. In 2004, GAAP earnings were $54 million ($2.22 per share) for the fourth quarter and $233 million ($10.47 per share) for the year ended December 31, 2004.
The reduction in our net income of $33 million from 2004 to 2005 resulted from a decrease in net interest income of $14 million, an increase in operating expenses of $11 million, and an increase in GAAP provisions for income taxes of $10 million. Net gains on sales and calls increased by $2 million. The reduction in net interest income reflects the impact of increased prepayment rates and reduced balances for residential adjustable rate mortgages consolidated on our balance sheet from Sequoia securitization entities we have sponsored, lower yields on our portfolio of residential credit-enhancement securities as seasoned higher-yielding securities have been prepaid, called, or sold, and higher levels of uninvested cash. Operating expenses increased in part due to the rapid growth we experienced in 2003 and 2004 and also due to continuing investments we are making in systems, infrastructure, and new employees to position our business for additional growth. Provisions for income taxes increased in 2005 because we benefited from net operating loss carryforwards in 2004.
At the end of 2004, GAAP book value per share was $35.78. After declaring dividends of $5.80 per share, GAAP book value increased during 2005 by 4% to $37.20 per share.
Fourth Quarter Summary
From the fourth quarter of 2004 to the fourth quarter of 2005, net income decreased by $12 million. Net interest income decreased by $17 million and operating expenses increased by $4 million. These decreases in income, driven by the factors discussed above, were partially offset by an increase in realized gains on sales and calls of assets and net recognized market valuation adjustments of $9 million as a result of increased sales activity.
Additional Information
Additional information on our GAAP results is available in our Annual Report on Form 10-K for the year ended December 31, 2005 which was filed today with the Securities and Exchange Commission. Today we also released our first “Redwood Review”, covering the fourth quarter of 2005. The Review (formerly the supplemental information package) contains a discussion of 2005 and fourth quarter activity, taxable income and other non-GAAP performance measures, and a review of Redwood’s business and outlook. Our 10-K and the Redwood Review are available on our web site (www.redwoodtrust.com).

REDWOOD TRUST, INC.
(All dollars in millions, except per share data)

	Fourth	Third	Second	First	Fourth
	Quarter	Quarter	Quarter	Quarter	Quarter
CONSOLIDATED INCOME STATEMENT	2005	2005	2005	2005	2004
Interest Income	$230.9	$243.5	$248.4	$237.2	$205.2
Interest Expense	(189.7)	(196.6)	(195.2)	(176.0)	(147.2)

Net Interest Income	41.2	46.9	53.2	61.2	58.0

Operating Expenses	(12.1)	(10.9)	(11.1)	(10.7)	(7.9)
Net Recognized Gains and Valuation Adjustments	17.8	24.9	3.1	15.0	8.9
Variable Stock Option (Expense) Income	0.0	0.0	(0.0)	0.1	(0.0)
Excise Tax (Expense) Credit	(0.3)	(0.3)	(0.3)	(0.3)	0.2
Provision For Income Taxes	(4.1)	(4.7)	(4.0)	(4.7)	(4.8)
Reversal of Deferred Tax Valuation Allowance	0.0	0.0	0.0	0.0	0.0

GAAP Earnings	$42.5	$55.9	$40.9	$60.6	$54.4

Average Diluted Shares (thousands)	25,311	25,314	25,196	25,021	24,491
GAAP Earnings per Share (Diluted)	$1.68	$2.21	$1.62	$2.42	$2.22

Regular Dividends per Share	$0.70	$0.70	$0.70	$0.70	$0.67
Special Dividends per Share	3.00	0.00	0.00	0.00	5.50

Total Dividends per Share	$3.70	$0.70	$0.70	$0.70	$6.17

REDWOOD TRUST, INC.
(All dollars in millions, except per share data)

CONSOLIDATED INCOME STATEMENT	2005	2004	2003
Interest Income	$960.0	$648.1	$331.0
Interest Expense	(757.5)	(431.9)	(202.4)

Net Interest Income	202.5	216.2	128.1

Operating Expenses	(44.8)	(33.1)	(30.0)
Net Recognized Gains and Valuation Adjustments	60.8	59.1	46.7
Variable Stock Option (Expense) Income	0.1	(1.0)	(5.7)
Excise Tax (Expense) Credit	(1.2)	(0.6)	(1.2)
Provision For Income Taxes	(17.5)	(13.2)	(5.5)
Reversal of Deferred Tax Valuation Allowance	0.0	5.2	0.0
Dividends and Income Allocated to Preferred Stock	—	—	(0.7)

GAAP Earnings	$199.9	$232.6	$131.7

Average Diluted Shares (thousands)	25,121	22,229	18,812
GAAP Earnings per Share (Diluted)	$7.96	$10.47	$7.04

Regular Dividends per Share	$2.80	$2.68	$2.60
Special Dividends per Share	3.00	6.00	4.75

Total Dividends per Share	$5.80	$8.68	$7.35

REDWOOD TRUST, INC.
(All dollars in millions, except per share data)

	31-Dec	30-Sep	30-Jun	31-Mar	31-Dec
CONSOLIDATED BALANCE SHEET	2005	2005	2005	2005	2004
Residential Real Estate Loans	$13,875	$16,556	$19,630	$21,772	$22,504
Residential Loan Credit-Enhancement Securities	613	664	706	611	562
Commercial Real Estate Loans	60	56	42	57	54
Commercial Loan Credit-Enhancement Securities	58	44	29	29	14
Securities Portfolio	1,749	1,783	1,649	1,505	1,381
Cash and Cash Equivalents	176	163	72	65	57
Other Assets	246	239	218	246	206

Total Consolidated Assets	$16,777	$19,505	$22,346	$24,285	$24,778

Redwood Trust Debt	$170	$162	$453	$199	$203
Consolidated Asset-Back Securities Issued	15,585	18,237	20,815	23,057	23,630
Other Liabilities	87	90	86	81	81
Equity	935	1,016	992	948	864

Total Liabilities and Equity	$16,777	$19,505	$22,346	$24,285	$24,778

Shares Outstanding at Period End (thousands)	25,133	24,764	24,647	24,514	24,154
GAAP Equity (GAAP Book Value) per Share	$37.20	$41.03	$40.24	$38.67	$35.78
<END>

4